Exhibit 10.1

FEDERAL HOME LOAN BANK OF INDIANAPOLIS
DIRECTORS' COMPENSATION AND EXPENSE REIMBURSEMENT POLICY
Effective January 1, 2020

This policy is designed to set forth expectations for attendance by members of the Board of Directors ("Board") of the Federal Home Loan Bank of Indianapolis ("Bank") at meetings of the Board and its Committees, and to ensure that each director is reasonably compensated for the time and effort exerted and reimbursed for reasonable and necessary expenses incurred in the performance of her or his duties as a member of the Board.

I.	Annual Director Fees

A.	Each director shall have the opportunity to earn an annual fee in the amount detailed in the table below ("Annual Fee").

Annual Fee
Board Chair	$137,000
Board Vice Chair	$123,000
Affordable Housing Committee Chair	$117,000
Audit Committee Chair	$122,000
Finance/Budget Committee Chair	$117,000
Human Resources Committee Chair	$117,000
Risk Oversight Committee Chair	$117,000
Technology Committee Chair	$117,000
All Other Directors	$107,000

B.
Any director who serves as Chair of more than one Committee, whether it is an existing Committee as listed above or is a newly-formed Committee, shall be entitled to receive a fee of $10,000 in addition to the otherwise-applicable Annual Fee ("Additional Committee Chair Fee"). To be eligible for an Additional Committee Chair Fee the director must be designated by the Board as Chair of an additional Committee as of the last day of the quarter, except for the fourth quarter for which the Chair designation for the additional Committee must be as of December 15. The Board Chair is also Chair of the Executive/Governance Committee; no Additional Committee Chair Fee applies for such service.

C.
Each director's Annual Fee and Additional Committee Chair Fee, if applicable, shall be paid, on a quarterly basis, in an amount equal to approximately one-fourth of such director's Annual Fee and Additional Committee Chair Fee, if applicable ("Quarterly Payment").

D.	Quarterly Payments shall be paid in arrears during the last week, generally, of each March, June, September, and December. The Bank will not advance the payment of fees to any director.

E.
The Annual Fees and Additional Committee Chair Fees are established based on an evaluation of McLagan market research data and a fee comparison among the Federal home Loan Banks ("FHLBanks"). The fee structure assists the Bank in recruiting and retaining highly qualified directors willing to meet their fiduciary duties while aggressively advocating for the Bank. The fees are also structured to retain qualified directors during times of economic stress for the Bank or the industry.

II.	Attendance and Performance

A.
Regular preparation and attendance at Board and Committee meetings, as well as related conference calls are all expected elements of the directors' fiduciary duties to the Bank. Failure to attend at least seventy-five (75%) of all meetings of the Board and the Committees on which the director serves (whether such meetings were conducted in person or via conference call) may result in elimination of the final Quarterly Payment as further explained below.

Exhibit 10.1

B.
On a quarterly basis, prior to the disbursements of the Quarterly Payments, the Board Chair shall review director attendance records, as prepared by the Corporate Secretary. The results of that review will be reported to the Board. The attendance records shall be used, in addition to considering director performance, when assisting the Board in determining whether a director's Quarterly Payment should be reduced, eliminated, or restored. In the event two or more Committees on which a director serves are scheduled to meeting concurrently, only one Committee meeting will be required for the purpose of calculating the director's attendance. As an ex-officio member of all Committees, the Board Chair is encouraged, but not required, to attend all Committee meetings.

C.
Compensation paid to directors is intended to reflect the time required of them in the performance of official Bank and Board business. The time required will be measured principally by attendance and participation at Board and Committee meetings, as described above, and secondarily by performance of other duties. These other duties include time spent: (a) preparing for Board and Committee meetings; (b) chairing meetings as appropriate; (c) reviewing materials sent to directors on a periodic basis; (d) attending other related events such as meetings with regulators, new director orientations, training sessions of the Board, educational seminars, member events, FHLBank System meetings, Council of FHLBanks' meetings (for Council members), Community Investment conference meetings, and Bank Marketing meetings; and (e) fulfilling the responsibilities of directors.

D.
Any reports of significantly deficient Board performance or unethical conduct must be made to the Board Chair, who will then discuss the issue with the disinterested directors of the full Board in making the final determination of whether a director's Quarterly Payment should be reduced. If the Board Chair is the subject of the report, the report should be made to the Board Vice Chair. If he Board Vice Chair is also the subject of the report, then the report should be made to the most tenured disinterested director of the Board, who will then discuss the issue with the remaining disinterested directors of the full Board.

E.
Before the fourth Quarterly Payment is made, the human Resources Committee shall review the cumulative attendance and performance of each director during the year. If it is determined that the director has attended less than seventy-five percent (75%) of the meetings of the Board and the meetings of the Committees to which the director is assigned (including any meetings held via conference call), combined, during such year, the director will not receive the fourth Quarterly Payment. The Board may take any other appropriate adjustments in any Quarterly Payment to any director who consistently demonstrates a lack of participation in or preparation for such meetings, to ensure that no director is paid fees that do not reflect that director's performance of her/his duties. Notwithstanding the foregoing, the Human Resources Committee may also recommend the Board approve restoring and paying the fourth Quarterly Payment, in part or in full, if it is determined to be appropriate based on the director's participation and performance of the director's other duties as detailed above.

F.	The facts supporting any determination to reduce, eliminate, or restore any Quarterly Payments will be documented in the Bank's Board minutes.

G.
In the event a director serves on the Board for only a portion of a calendar year, the final Quarterly Payment for such director shall be subject to the same cumulative attendance and performance review through the director's final date of service.

H.
Participation by telephone will not count as attendance for in-person meetings and is discouraged unless necessary to attain a quorum. Exceptions to this paragraph may be granted by the Board chair, or, in the case of considering attendance by the Chair, an exception may be granted by the Board Vice Chair.

I.	The Bank will not pay a separate fee for a director's attendance at meetings other than those described above.

III.	Expense Reimbursement

A.
Travel expense reimbursement will be provided for Board meetings, Committee meetings, meetings with regulators, new director orientations, mandatory and optional training sessions of the Board, educational seminars (pre-approved by the Bank), member events, FHLBank System meetings, Council of FHLBanks' meetings (for Council members), Community Investment conference meetings, or Bank marketing meetings. Travel expenses include reasonable and necessary transportation, meals, lodging, entertainment, and incremental charges for long distance telephone, internet, and cellular phone.

B.
No gift or entertainment expenses initiated by a director shall be reimbursed without being prearranged by the Bank. Each director should review the Bank's Code of Conduct regarding gift and entertainment restrictions.

Exhibit 10.1

C.
To qualify for reimbursement, all eligible expenses incurred must be sufficiently documented according to Internal Revenue Service ("IRS") guidelines and should be submitted to the Bank within thirty (30) days of the date of the corresponding meeting's conclusion. Reimbursement will not be made prior to the completion of the corresponding meeting.

IV.	Reimbursement for Spouse/Guest Travel

While spouses/guests are welcome to attend Board events, the Bank will not reimburse the directors for travel expenses incurred by spouses/guests for such attendance, unless pre-approved by the Chief Accounting Officer as having a bona fide business purpose. However, spouses/guests may participate, at no charge, in group meals or entertainment activities as part of a Board meeting or event. Incidental expenses including, but not limited to, individual meals, personal hotel or spa services, personal entertainment expenses and similar items, will not be reimbursed. All IRS requirements shall be met by the Bank regarding reporting of spouse/guest expenses and reimbursements.

V.	Air Travel

A.
The Bank will reimburse the regular coach class airfare expense for a roundtrip flight between the director's home airport and the site of the Bank function. The expense will also include any reasonable fees associated with air travel, including check-in, seat, and baggage fees. Travel scheduling affecting the air travel expense shall be reasonable, given the timing of the meetings.

B.
First-class air travel will be reimbursed at the regular coach rate, unless the upgrade to first-class was necessary due to scheduling or flight availability. The actual cost of private air travel will not be reimbursed, but the regular coach class airfare expense may be substituted.

C.
If a Director's non-Bank activity requires a route to attend a Bank event that originates or terminates in a location other than the director's home location (airport or residence), the Bank will reimburse the director for the lesser of (i) the actual cost incurred (airfare or mileage) or (ii) the documented cost to travel between the director's home location (airport or residence) and the Bank event.

VI.	Mileage Reimbursement

The Bank will reimburse a director for use of a personal automobile on Bank business based on the number of business miles driven. The mileage reimbursement rate will adhere to IRS guidelines. Reimbursable mileage will be based on the most direct route to and from the destination.

VII.	Issues of Interpretation

Unless expressly provided herein or in 12 CFR §1261.20-24 (as amended), the Chief Accounting Officer is authorized to interpret the provisions of and to address situations not anticipated by this Policy, consistent with the requirements set forth in the statute or the regulations promulgated by the Federal Housing Finance Agency or other relevant IRS guidelines and applicable Bank policy.

VIII.	Human Resources Committee Annual Review and Reporting

A.
The Human Resources Committee shall annually review this Policy and shall submit its recommendation to the Board for approval no later than the last regularly scheduled meeting of the Board for the year. Per 12 CFR § 1261.22, the Board shall also submit the annually adopted Directors' Compensation and Expense Reimbursement Policy and supporting decisional documentation to the Federal Housing Finance Agency Director within ten (10) days of Board approval, no later than December 31 of each calendar year, and at least thirty (30) days prior to disbursing the first Quarterly Payment to any directors.

B.
In addition, per 12 CFR §1261.21, no later than the tenth (10th) business day of each calendar year, the Bank shall report to the Finance Agency the amount of compensation and expenses paid for each director, along with the

Exhibit 10.1

total number of meetings held by the Board and its designated Committees, and the number of Board and designated Committee meetings each director attended in-person or through electronic means for the immediately preceding calendar year.